Exhibit 23.2

11th Floor B Block Union Square 5022
Binhe Road Shenzhen 518033P.R.China
TelephoneF+86-755-82900952
FaxF+86-755-82900965
BDO China Li Xin Da Hua CPA CO.,Ltd.

Consent of Independent Registered Public Accounting Firm

China TransInfo Technology Corp. and Subsidiaries

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333 -153153), Form S-3 (No. 333 -162689) and Form S-8 (No. No.333-159777) of China TransInfo Technology Corp. and Subsidiaries of our report dated March 31, 2010, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO China Li Xin Da Hua CPAs Co., Ltd.

BDO China Li Xin Da Hua CPAs Co., Ltd.
Shenzhen, People’s Republic of China
March 31, 2010